UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2026

Paychex, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-11330	16-1124166
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

911 Panorama Trail South
Rochester, New York		14625-2396
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (585) 385-6666

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PAYX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to and Extension of the 2017 Credit Facility

On January 23, 2026, Paychex of New York LLC, a Delaware limited liability company (“PoNY”) and Paychex, Inc., a Delaware corporation (the “Parent”) entered into an amendment (the “2017 Credit Facility Amendment”) to the $750.0 million, five-year, unsecured, revolving credit facility established in favor of PoNY as borrower on August 17, 2017 (as previously amended and extended from time to time, the “2017 Credit Facility”), by a syndicate of lenders for which JPMorgan Chase Bank, N.A. acts as Administrative Agent.

The 2017 Credit Facility Amendment, among other things, (a) increases the aggregate amount of principal available under the 2017 Credit Facility from $750 million to $1.0 billion, (b) extends the maturity date from September 17, 2026 to January 23, 2031, (c) increases the aggregate principal amount available under the incremental facility from $375 million to $500 million, (d) amends certain interest rate provisions under the 2017 Credit Facility, and (e) amends certain covenants under the 2017 Credit Facility.

Amendment to the 2019 Credit Facility

On January 23, 2026, PoNY and the Parent, entered into an amendment (the “2019 Credit Facility Amendment”) to the $1.0 billion, five-year, unsecured, revolving credit facility established in favor of PoNY as borrower on July 31, 2019 (as previously amended and extended from time to time, the “2019 Credit Facility”), by a syndicate of lenders for which JPMorgan Chase Bank, N.A. acts as Administrative Agent.

The 2019 Credit Facility Amendment, among other things, (a) amends certain interest rate provisions under the 2019 Credit Facility, and (b) amends certain covenants under the 2019 Credit Facility. Under the 2019 Credit Facility, there is, and continues to be, an incremental facility in the aggregate principal amount of up to $500 million.

General Terms and Conditions under both the 2017 Credit Facility and the 2019 Credit Facility

The other terms of both the 2017 Credit Facility and the 2019 Credit Facility are substantially similar to the original terms, including customary covenants which, among other things, include certain restrictions on the ability of the Parent and certain of its Subsidiaries (including PoNY) to borrow, to grant liens or other encumbrances, to enter into sale and leaseback transactions and to enter into consolidations, mergers and transfers of all or substantially all of their respective assets.

The lenders under both the 2017 Credit Facility and the 2019 Credit Facility, and their respective affiliates, have performed, and may in the future perform for PoNY and the Parent, various commercial banking, investment banking, underwriting, and other financial advisory services, for which they have received, and will continue to receive in the future, customary fees and expenses.

Terms used herein and not otherwise defined shall have the meanings given to such terms in the respective 2017 Credit Facility and the 2019 Credit Facility. The foregoing description of the terms and conditions of the 2017 Credit Facility Amendment and the 2019 Credit Facility Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the 2017 Credit Facility Amendment filed as Exhibit 10.1, and the 2019 Credit Facility Amendment filed as Exhibit 10.2, to this Current Report on Form 8-K, which are incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the amendment and extension of the 2017 Credit Facility and the amendment to the 2019 Credit Facility, Paychex Advance, LLC, a New York limited liability company (“Paychex Advance”) and the Parent terminated, effective January 23, 2026, the three-year, $250 million, unsecured, revolving credit facility established in favor of Paychex Advance as borrower on February 6, 2020 (as previously amended and extended from time to time, the “2020 Credit Facility”) and for which PNC Bank, N.A. acted as administrative agent. As of the date of its termination, there were no outstanding loans under the 2020 Credit Facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description
Exhibit 10.1	Amendment No. 6 to 2017 Credit Agreement, dated as of January 23, 2026, by and among PoNY, the Parent, the lender parties thereto, JPMorgan Chase Bank, N.A. as Administrative Agent and others.
Exhibit 10.2	Amendment No. 4 to 2019 Credit Agreement, dated as of January 23, 2026, by and among PoNY, the Parent, the lender parties thereto, JPMorgan Chase Bank, N.A. as Administrative Agent and others.
Exhibit 104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYCHEX, INC.

Date:	January 26, 2026	By:	/s/ Robert L. Schrader
Robert L. Schrader Senior Vice President and Chief Financial Officer